Exhibit 10.9

SPONSORSHIP INDEMNIFICATION AGREEMENT

This Sponsorship Indemnification Agreement (this “Agreement”), dated as of March 10, 2004 is by and between Global Cash Access, L.L.C., a Delaware limited liability company (“GCA”) and First Data Corporation, a Delaware corporation (“FDC”).

RECITALS

A. GCA and BA Merchant Services, Inc., a Delaware corporation (“BAMS”) entered into a Sponsorship Agreement dated as of November 1999 (the “Original Sponsorship Agreement”), pursuant to which BAMS agreed to sponsor GCA as a Bank Identification Number (BIN) and Interbank Card Association (ICA) licensee under applicable Visa and MasterCard rules.

B. GCA, BAMS and FDC entered into Amendment Number 1 to Sponsorship Agreement dated as of September 2000 (the “Amendment”) pursuant to which FDC assumed certain indemnification obligations for the benefit of BAMS. The Original Sponsorship Agreement, as amended by the Amendment, is hereinafter referred to as the “Sponsorship Agreement”.

C. GCA, FDC, M&C International, a Nevada corporation, and certain other parties have entered into a Restructuring Agreement dated as of December 10, 2003, as amended (as amended, the “Restructuring Agreement”).

D. In connection with the consummation of the transactions contemplated by the Restructuring Agreement, GCA and FDC desire to enter into this Agreement.

AGREEMENT

Now, therefore, in consideration of the mutual promises and covenants contained herein, GCA and FDC agree as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restructuring Agreement.

2. Indemnity. GCA shall indemnify, protect and hold harmless each FDC Group Member from and against any and all Losses and Expenses, imposed in any manner upon, incurred by or asserted against such FDC Group Member in connection with or arising from its indemnification obligations pursuant to the Sponsorship Agreement (including, without limitation, Section 9 of the Sponsorship Agreement).

3. Procedures. With respect to the indemnity set forth in Section 2, FDC and GCA agree to follow the procedures for notice of claim, calculation of Loss or Expense and Third Person Claims set forth in Sections 5.3 and 5.4 of the Restructuring Agreement, as if such sections were set forth herein.

4. Letter of Credit.

(a) As collateral security for prompt and complete performance of GCA’s obligations under Section 2 of this Agreement (the “Obligations”), the Company shall at the Closing cause a letter of credit (in a form to be reasonably acceptable to FDC) to be issued to FDC in the amount of $1,000,000 by a qualified financial institution selected by the Company with the prior consent of FDC, such consent not to be unreasonably withheld, together with instructions to the issuer of such letter of credit (“Letter of Credit”) to make payments to FDC thereunder for any indemnified amounts under the Sponsorship Indemnification Agreement upon an Event of Default. Within 30 days following the Closing Date, the Company shall cause a replacement letter of credit (in a form no less favorable to FDC than the Letter of Credit) to be issued to FDC in the amount of $3,000,000 (such replacement letter of credit, a “Letter of Credit”) by a qualified financial institution selected by the Company with the prior consent of FDC, such consent not to be unreasonably withheld, together with instructions to the issuer of such letter of credit to make payments to FDC thereunder for any indemnified amounts under the Sponsorship Indemnification Agreement upon an Event of Default. On each anniversary of the Closing Date through September 30, 2010, the Company shall (i) notify FDC of the amount of the Cash Advance Net Revenue of the Company and its subsidiaries for the prior calendar year, and (ii) in the event that the amount of the then current Letter of Credit is less than the then current Target Amount, cause a replacement letter of credit (in a form no less favorable to FDC than the then current Letter of Credit) to be issued to FDC in the Target Amount (each such replacement letter of credit, a “Letter of Credit”) by a qualified financial institution selected by the Company with the prior consent of FDC, such consent not to be unreasonably withheld, together with instructions to the issuer of such letter of credit to make payments to FDC thereunder for any indemnified amounts under the Sponsorship Indemnification Agreement upon an Event of Default. Subject to Section 4(f), at all times on or after 30 days following the Closing Date, the Company shall cause a Letter of Credit to be continuously maintained (by renewal or replacement) for the benefit of FDC in an amount not less than the then applicable Target Amount. For the avoidance of doubt, after the issuance of any replacement Letter of Credit, any Letter of Credit replaced thereby shall be terminable by the Company, such that the Company shall not be obligated to maintain more than one Letter of Credit at any one time.

(b) “Cash Advance Net Revenue” means (i) gross credit card cash advance revenue less related interchange, plus (ii) gross non-PIN-based debit card cash advance revenue less related interchange.

(c) “Target Amount” means, as of any date, the greater of (i) $3,000,000 and (ii) 2% of the Cash Advance Net Revenue of the Company and its subsidiaries for the immediately prior calendar year.

(d) An “Event of Default” is the occurrence of any failure by GCA to perform its obligations under Section 2 of this Agreement within five (5) days following GCA’s receipt of a written notice from FDC requesting payment, performance and satisfaction of any Obligation.

(e) Upon an Event of Default, FDC may collect and enforce payment, performance and satisfaction of the Obligations by causing payment to be made to FDC pursuant to the terms of the then current Letter of Credit the full amount of any unsatisfied Obligation upon five (5) days prior written notice to GCA, which notice shall include the information set forth in the Claim Notice.

(f) Provided that (i) one of the following events shall have occurred: (A) delivery to FDC of a full written release by BAMS of FDC’s obligations pursuant to the Sponsorship Agreement, and/or (B) the passage of six months following the termination of the Sponsorship Agreement, and (ii) there does not exist any unremedied Event of Default (or alleged Event of Default), FDC’s rights to cause payments to be made pursuant to the terms of the Letter of Credit shall cease.

5. Term.

(a) FDC covenants and agrees that it shall not exercise its termination right under Section 9(c) of the Sponsorship Agreement prior to September 30, 2010; provided, however, FDC may exercise such right at any time in the event that (i) GCA breaches its obligations pursuant to Section 4(a); (ii) GCA’s chargebacks during any calendar month during the term of this Agreement exceed 120% of GCA’s average monthly chargebacks for the six months prior to the Closing Date, (iii) GCA is fined (or is otherwise assessed with making a payment of) $200,000 or more (individually, or in the aggregate for all such fines or assessments) for violating the Operating Rules (as defined in the Sponsorship Agreement) at any time following the Closing Date and prior to the first anniversary of the Closing Date, or during any anniversary year of the Closing Date thereafter, and such fine or assessment shall not have been rescinded within fifteen business days following notice thereof to GCA, or (iv) GCA amends the Sponsorship Agreement without FDC’s consent. Prior to September 30, 2010, not later than the fifth business day of each calendar month, GCA shall provide FDC with a true and accurate report of GCA’s chargebacks for the prior calendar month, and FDC shall have the right to review the books and records of GCA during normal business hours to confirm the contents of such report. GCA agrees that it shall not enter into an amendment to the Sponsorship Agreement without FDC’s prior written consent, unless such amendment includes a full release by BAMS of FDC’s obligations thereunder. For purposes of this Agreement, “chargebacks” shall not include any purported or attempted chargeback that GCA successfully opposes such that GCA receives or recovers payment for the subject transaction and is not obligated to issue any credit therefor.

(b) The indemnity set forth in Section 2 above shall terminate and be of no further force or effect upon satisfaction of the following two conditions: (i) there no longer exists the potential for any future liability or obligation of GCA to FDC under Section 2 above (which shall be deemed to be occasioned by the delivery to FDC of a full written release by BAMS of FDC’s obligations pursuant to the Sponsorship Agreement), and (ii) there does not exist any unremedied Event of Default (or alleged Event of Default).

5. Governing Law. This Agreement shall be governed by the laws of the State of New York as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies, without application of principles of conflicts of laws.

6. Notices. All notices hereunder shall be provided pursuant to the terms of Section 8.11 of the Restructuring Agreement.

7. Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

8. Severability. If any provision of this Agreement or the application of any such provision shall by held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

9. Amendment. This Agreement may only be modified by a writing signed by both parties. No other act, document, usage or custom shall be deemed to amend this Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

11. Entire Agreement. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements of understandings with respect thereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

GLOBAL CASH ACCESS, L.L.C.		FIRST DATA CORPORATION

By:	/s/ KIRK E. SANFORD	By:	/s/ JOSEPH C. MULLIN
Name:	Kirk E. Sanford	Name:	Joseph C. Mullin
Title:	President	Title:	Assistant Secretary